Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-41839 on Form N-1A of our report dated March 13, 2026 relating to the financial statements of Fidelity Tax-Free Bond Fund  and our reports dated March 17, 2026 relating to the financial statements and financial highlights of Fidelity SAI Conservative Income Municipal Bond Fund, Fidelity SAI Tax-Free Bond Fund, and Fidelity Series Large Cap Value Index Fund, appearing on Form N-CSR of Fidelity Salem Street Trust for the year ended January 31, 2026, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 24, 2026